NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Wednesday, March 2, 2011

NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Cleveland, Ohio, March 2, 2011 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $38.4 million, or $4.59 per diluted share, for the fourth quarter of 2010 on revenues of $866.2 million compared with consolidated net income for the fourth quarter of 2009 of $42.5 million, or $5.12 per diluted share, on revenues of $687.6 million.
Consolidated net income for the year ended December 31, 2010 was $79.5 million, or $9.53 per diluted share, on revenues of $2.7 billion, compared with consolidated net income of $31.1 million, or $3.75 per diluted share, on revenues of $2.3 billion for the year ended December 31, 2009.
Net income for the 2009 fourth quarter and full year included earnings from discontinued operations of $21.9 million, or $2.64 per diluted share, and $22.6 million, after-tax, or $2.72 per diluted share, respectively, as a result of the December 29, 2009 sale of certain assets of North American Coal's Red River Mining Company subsidiary. For 2009, fourth quarter and full year income from continuing operations were $20.6 million, or $2.48 per diluted share, and $8.5 million, or $1.03 per diluted share, respectively.

NACCO and Subsidiaries Consolidated Fourth Quarter Highlights
Key perspectives on NACCO's fourth quarter results are as follows:

•
NACCO Materials Handling Group's (“NMHG”) net income for the fourth quarter of 2010 was $13.3 million compared with net income of $0.9 million in 2009. Net income improved primarily due to improved sales volume of both units and parts and lower manufacturing variances partially offset by higher employee-related costs resulting from the restoration of compensation and benefits which were reduced in 2009, increased material costs and unfavorable foreign currency movements.

•
Hamilton Beach's net income was $11.6 million in the fourth quarter of 2010 compared with net income of $13.1 million in 2009. The decline was primarily the result of a reduction in gross profit due to lower margins in 2010 compared with the very favorable margins achieved in 2009.

•	Kitchen Collection's fourth quarter 2010 net income was $7.2 million compared with net income of $8.1 million in 2009. The decrease was primarily the result of higher employee-related costs in 2010.

•
North American Coal's fourth quarter 2010 net income was $9.2 million compared with income from continuing operations of $2.0 million in 2009. Income from continuing operations improved significantly compared with 2009 primarily due to an increase in earnings of the company's unconsolidated mines as a result of an increase in contractual price escalators and income associated with the new Liberty Mine and lower costs of sales at the Mississippi Lignite Mining Company.

•
NACCO and Other, which includes the parent company operations, had a net loss of $6.0 million for the fourth quarter of 2010 compared with a net loss of $4.6 million in 2009. The increase in the net loss is primarily the result of $5.8 million, or $3.8 million after tax of $2.0 million, of expenses related to litigation associated with the Company's failed 2006 Applica transaction partially offset by an income tax benefit from the settlement of income tax audits.

For the 2010 full year, NACCO generated consolidated cash flow before financing activities of $57.3 million, which was comprised of net cash provided by operating activities of $63.1 million less net cash used for investing activities of $5.8 million. For the 2009 full year, NACCO generated consolidated cash flow before financing activities of $180.1 million, which was comprised of net cash provided by operating activities of $157.0 million plus net cash provided by investing activities of $23.1 million, which included proceeds of approximately $41 million for the sale of the assets of Red River Mining Company.

Detailed Discussion of Results

NMHG - Fourth Quarter Results
NMHG reported net income of $13.3 million on revenues of $570.1 million for the fourth quarter of 2010 compared with net income of $0.9 million on revenues of $395.7 million for the fourth quarter of 2009. Operating profit was $17.8 million for the fourth quarter of 2010 compared with operating profit of $3.5 million in the fourth quarter of 2009.
Revenues increased 44 percent in the fourth quarter of 2010 compared with the fourth quarter of 2009 primarily as a result of an increase in units and parts volume in the Americas and Europe. This increase was partially offset by the sale of certain retail and rental operations in Australia and Europe during 2010 and 2009 and by unfavorable foreign currency movements as the euro weakened against the U.S. dollar.
Worldwide new unit shipments increased to approximately 19,700 units in the fourth quarter of 2010 from shipments of 15,400 units in the third quarter of 2010 and shipments of approximately 11,500 units in the fourth quarter of 2009. Both units and parts continued a recent trend by improving over the immediately preceding quarter as well as over the prior year comparable quarter. NMHG's worldwide backlog was approximately 23,000 units at December 31, 2010 compared with 24,500 units at September 30, 2010 and approximately 13,200 units at December 31, 2009.
NMHG's 2010 fourth quarter net income increased significantly compared with the fourth quarter of 2009 primarily due to higher sales volumes for both units and parts and lower manufacturing variances as a result of higher production levels in 2010. The improvement in net income was partially offset by an increase in employee-related expenses due to the restoration of compensation and benefits which were reduced in 2009, increased material costs and unfavorable foreign currency movements as the euro weakened against the U.S. dollar.

NMHG - Full Year Results
For the year ended December 31, 2010, NMHG reported net income of $32.4 million on revenues of $1.8 billion compared with a net loss of $43.1 million on revenues of $1.5 billion for the year ended December 31, 2009. For the 2010 full year, NMHG generated an operating profit of $46.1 million compared with an operating loss of $31.2 million in 2009. Lift truck shipments in 2010 increased 44 percent to approximately 60,000 units from approximately 41,600 units in 2009.
For the 2010 full year, NMHG's cash flow before financing activities was $39.0 million, which was comprised of net cash provided by operating activities of $47.5 million less net cash used for investing activities of $8.5 million. For the 2009 full year, NMHG's cash flow before financing activities was $121.7 million, which was comprised of net cash provided by operating activities of $115.9 million plus net cash provided by investing activities of $5.8 million.

NMHG - Outlook
NMHG expects global market levels for units and parts volumes to continue to improve in all markets in 2011 compared with 2010, particularly in the Americas, with more significant growth in the second half of the year. As a result, the company expects increased bookings in 2011 compared with 2010. Unit shipment levels and parts volume are also expected to continue to improve in 2011.

Over the past two years, NMHG has taken several actions to respond to depressed market conditions. These included reductions in force, a plant closure in Italy, capital expenditure restraints, planned plant shutdowns, restrictions on travel and spending, suspension of incentive compensation and profit-sharing programs, wage freezes and salary and benefit reductions. As of the fourth quarter 2010, all compensation and most benefits had been restored, with full restoration of benefits occurring in the first quarter of 2011. Further, with market demand at improved levels, during the fourth quarter of 2010, NMHG increased its plant workforce by adding workers and shifts for certain manufacturing operations to meet expected ongoing demand and to reduce lead times. NMHG will continue to monitor ongoing market improvements and adjust manufacturing levels as necessary.
NMHG anticipates material costs, particularly steel, to continue to increase in 2011 compared with 2010. As a result, price increases on selected models were announced during the second and fourth quarters of 2010, which, in combination with additional increases anticipated during 2011, are expected over time to offset the effect of increased commodity costs.
NMHG's new electric-rider lift truck program and warehouse, internal combustion engine and big truck product development programs are progressing as planned. The new electric-rider lift truck program is bringing a full line of newly designed products to market. During 2010, NMHG introduced three new electric-rider lift truck series in the Americas and one new electric-rider lift truck series in Europe, all of which were well received. The company is expected to introduce the remainder of its new electric lift truck line in 2011, with the launch of four additional series of electric-rider lift trucks in late 2011. NMHG also introduced new base-model internal combustion engine lift truck models aimed at the medium-duty segment of the Americas market in July 2010 and expects to introduce one in Europe in mid-2011. The remaining trucks in this base-model range are expected to be completely rolled out by 2013. Finally, NMHG expects to introduce a new 12-ton big truck in mid-2011. All of these new products are expected to help improve revenues and enhance operating margins. In the context of these new product introductions, the company will continue to focus on enhancing distribution effectiveness and capitalizing on its product capabilities to gain additional market share.
Overall, net income is expected to increase in 2011 compared with 2010. However, significant profit improvement from increased volume is expected to be partially offset by increased employee-related costs in 2011, the absence of currency contracts, which favorably affected 2010 results, and by higher effective tax rates, especially in the first half of 2011. Cash flow before financing activities for the full year 2011 is expected to be higher than in 2010.
Longer term, NMHG is focused on improving margins on new lift truck units, especially in its internal combustion engine business, as a result of new products which have been or are expected to be introduced. In addition, NMHG has an objective of gaining market share through these new products, which meet a broad range of market applications cost effectively, and through enhancements of its dealer operations.

Hamilton Beach - Fourth Quarter Results
Hamilton Beach reported net income of $11.6 million for the fourth quarter of 2010 on revenues of $176.5 million, compared with net income of $13.1 million for the fourth quarter of 2009 on revenues of $176.7 million.
Net income declined in the fourth quarter of 2010 compared with the 2009 fourth quarter primarily due to a reduction in gross profit as a result of lower product margins in the fourth quarter of 2010 compared with the very favorable product margins achieved in 2009, as well as increased transportation costs in the fourth quarter of 2010 .

Hamilton Beach - Full Year Results
For the year ended December 31, 2010, Hamilton Beach reported net income of $24.4 million on revenues of $515.7 million compared with net income of $26.1 million on revenues of $497.0 million in

2009.
During 2010, Hamilton Beach generated cash flow before financing activities of $12.8 million, which was comprised of net cash provided by operating activities of $15.0 million less net cash used for investing activities of $2.2 million. During 2009, Hamilton Beach generated cash flow before financing activities of $33.4 million, which was comprised of net cash provided by operating activities of $35.5 million less net cash used for investing activities of $2.1 million.

Hamilton Beach - Outlook
The small kitchen appliance market in which Hamilton Beach participates has largely recovered. Nonetheless, although consumer confidence and other key indicators have improved compared with 2009, mass-market consumers continue to be cautious as a result of financial concerns, which together with high unemployment rates, are expected to result in this segment of the U.S. consumer market remaining soft. International markets and commercial product markets experienced a stronger recovery in 2010 and the momentum seen in these markets is expected to continue into 2011.
Hamilton Beach continues to focus on strengthening its market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful Brewstation® coffee maker and Stay-or-Go® slow cooker lines. In 2011, Hamilton Beach expects the new Melitta-branded beverage appliances, introduced in late 2010, to continue to gain traction. In addition, the company expects to continue to introduce innovative products in several small appliance categories.  In 2011, Hamilton Beach expects to launch the ScoopTM, a single serve coffee maker, and a new DurathonTM iron product line. These products, as well as other new product introductions in the pipeline for 2011, are expected to affect revenues favorably. As a result, Hamilton Beach currently anticipates revenues in 2011 to increase compared with 2010.
Overall, full-year 2011 net income is expected to be slightly lower than 2010 due to increased operating expenses and higher income tax expense. Increased product and transportation costs in the first half of 2011 are expected to reduce net income in the first half of 2011 compared with the first half of 2010. Hamilton Beach continues to monitor commodity costs closely and will adjust product prices and placements as appropriate if commodity costs continue to increase as expected. Also, to increase distribution efficiencies, Hamilton Beach is moving its distribution center into a larger facility during the second quarter of 2011. The company expects to incur additional expenses in the second quarter of 2011 related to this relocation. Hamilton Beach anticipates cash flow before financing activities to be higher than in 2010.
Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs, increasing pricing when needed, gaining placements and pursuing additional strategic growth opportunities.

Kitchen Collection - Fourth Quarter Results
Kitchen Collection reported net income of $7.2 million on revenues of $88.4 million for the fourth quarter of 2010 compared with net income of $8.1 million on revenues of $85.3 million for the fourth quarter of 2009.
Revenues increased in the fourth quarter of 2010 compared with the fourth quarter of 2009 as a result of sales at newly opened Kitchen Collection® and Le Gourmet Chef® stores. This increase was partially offset by a decline in revenues caused by the closure of mostly unprofitable Le Gourmet Chef® and Kitchen Collection® stores since December 31, 2009. At December 31, 2010, Kitchen Collection® operated 234 stores compared with 219 stores at December 31, 2009. Le Gourmet Chef® operated 66 stores at December 31, 2010 compared with 77 stores at December 31, 2009.
Kitchen Collection reported a decrease in fourth quarter 2010 net income compared with the fourth quarter of 2009 primarily as a result of higher employee-related costs.

Kitchen Collection - Full Year Results
For the year ended December 31, 2010, Kitchen Collection reported net income of $3.5 million on revenues of $219.6 million compared with net income of $3.9 million on revenues of $213.9 million for the year ended December 31, 2009.
For the 2010 full year, Kitchen Collection generated cash flow before financing activities of $3.6 million, which was comprised of net cash provided by operating activities of $6.3 million less net cash used for investing activities of $2.7 million. For the 2009 full year, Kitchen Collection generated cash flow before financing activities of $4.3 million, which was comprised of net cash provided by operating activities of $5.4 million less net cash used for investing activities of $1.1 million.

Kitchen Collection - Outlook
Kitchen Collection expects the economic recovery to continue in 2011, although consumer spending levels are likely to continue to reflect financial concerns and high unemployment rates of Kitchen Collection's target consumer. Overall, due to the opening of new Kitchen Collection® stores, enhanced product offerings and continued strength of the Kitchen Collection® and Le Gourmet Chef® store formats, Kitchen Collection expects a modest increase in revenue in 2011 compared with 2010. Favorable sales and margin trends that occurred in the stores during 2010 are expected to continue into 2011. In addition, the company plans to continue to refine its promotional offers and merchandise mix in the Le Gourmet Chef® stores to further enhance sales and margins. The opening of new stores, the renegotiation of leases and the company's continuing program of closing underperforming stores are also expected to provide improved results in 2011. In addition, to improve distribution operations and increase efficiencies, Kitchen Collection is combining its two distribution centers into one larger facility. The company expects to incur some additional expenses in the first quarter of 2011, when the relocation is expected to occur. The company also anticipates increased transportation costs in 2011 but expects to offset these increased costs through pricing and other actions as needed.
Overall, Kitchen Collection anticipates an increase in full year net income and cash flow before financing activities for 2011 compared with 2010.
Longer term, Kitchen Collection plans to focus on enhancing sales volume and profitability by strengthening its merchandise mix, store displays and appearance and optimizing store selling space. Kitchen Collection also expects to drive profitability by achieving store growth in the Kitchen Collection® and Le Gourmet Chef® outlet and traditional mall store formats over the longer term while maintaining disciplined cost control. In the near-term, expansion will be focused on the Kitchen Collection® format. When adequate profit prospects are demonstrated for the Le Gourmet Chef® format, it is expected that focus will shift to growth in the number of these stores. However, the closure of underperforming stores in 2011 will result in a near-term reduction in the number of Le Gourmet Chef® stores.

North American Coal - Fourth Quarter Results
North American Coal's net income for the fourth quarter of 2010 was $9.2 million on revenues of $34.5 million compared with income from continuing operations of $2.0 million on revenues of $32.5 million for the fourth quarter of 2009.
North American Coal's coal and limerock deliveries for the fourth quarter of 2010 compared with the fourth quarter of 2009 are as follows:

	2010	2009
Coal deliveries (tons)	(in millions)
Consolidated mines	1.8	1.5
Unconsolidated mines	6.8	6.4
Total coal deliveries	8.6	7.9
Limerock deliveries (cubic yards)	3.6	0.8
Revenues increased in the fourth quarter of 2010 compared with the fourth quarter of 2009 primarily due to contractual price escalation at the Mississippi Lignite Mining Company and increased deliveries at the Florida limerock dragline mining operations.
Income from continuing operations improved significantly compared with the fourth quarter of 2009. The improvement is primarily due to an increase in earnings of the unconsolidated mines mainly due to an increase in contractual price escalators and income associated with the new Liberty Mine in Mississippi. In addition, lower costs of sales at the Mississippi Lignite Mining Company contributed to the improvement in fourth quarter income from continuing operations.

North American Coal - Full Year Results
For the year ended December 31, 2010, North American Coal reported net income of $39.6 million on revenues of $156.8 million compared with income from continuing operations of $30.6 million on revenues of $129.5 million for the year ended December 31, 2009. Net income in 2010 included income of $7.4 million, or $4.4 million after tax of $3.0 million, related to the reimbursement of previously recognized costs for pre-development activities from Mississippi Power Company. Income from continuing operations in 2009 included the receipt of lease bonus payments of $7.1 million, or $4.6 million after tax of $2.5 million, for leasing certain oil and gas mineral rights controlled by North American Coal to a third party.
In 2010, North American Coal generated cash flow before financing activities of $32.8 million, which was comprised of net cash provided by operating activities of $25.9 million plus net cash provided by investing activities of $6.9 million, which includes proceeds of $11.2 million from the sale of the majority of the assets of North American Coal's investment in Great American Energy. For the 2009 full year, North American Coal generated cash flow before financing activities of $76.5 million, which was comprised of net cash provided by operating activities of $42.0 million plus net cash provided by investing activities of $34.5 million, which includes proceeds of approximately $41 million from the sale of the assets of Red River Mining Company and $7.1 million from the receipt of lease bonus payments.

North American Coal - Outlook
North American Coal expects steady performance at its coal mining operations in 2011 provided customers achieve currently planned power plant operating levels. However, tons delivered at the coal mines in 2011 are expected to be lower than in 2010 as a result of the expiration and non-renewal of the San Miguel Mine contract in December 2010 and lower customer requirements. Royalty income in 2011 is also expected to be lower than 2010.
Limerock deliveries are expected to be lower in 2011 than in 2010. In 2010, North American Coal's limerock customers in the Florida lake belt region required higher limerock deliveries as they rebuilt stockpiles that had been significantly diminished as a result of an unfavorable legal ruling that set aside mining permits in 2009. With the completion of this build up, 2011 customer requirements are expected to be lower as market conditions in the southern Florida housing and construction markets remain weak.
Four new unconsolidated mines, which are in the development stage and will not be in full production for several years, are expected to continue to generate modest income during 2011. In addition, in early 2011, North American Coal finalized a new agreement to provide services to operate a refined coal processing facility through 2018. This agreement is expected to generate modest income during 2011.
North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in 2011. In particular, the company continues to move forward to gain a permit for its Otter Creek reserve in North Dakota in preparation for the expected construction of a new mine. The permit is anticipated to be issued in the second half of 2011.
Overall, North American Coal expects full year 2011 net income to decrease compared with 2010 net income mainly as a result of the absence of the reimbursement of previously expensed costs received in 2010 and reduced royalties in 2011. Cash flow before financing activities in 2011 is expected to be higher than 2010, assuming mine development activities occur as currently planned.
Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification and other clean coal technologies. Furthermore, the company is encouraged that new international value-added mining services projects for coal may become available in addition to North American Coal's current agreement to provide mining services in India and Indonesia. North American Coal also continues to pursue additional non-coal mining opportunities.

NACCO and Other
NACCO and Other, which includes the parent company operations and Bellaire, reported a net loss of $6.0 million for the fourth quarter of 2010 compared with a net loss of $4.6 million for the fourth quarter of 2009. The increase in the net loss is primarily the result of $5.8 million, or $3.8 million after tax of $2.0 million, of expenses related to litigation associated with the Company's failed Applica transaction, partially offset by an income tax benefit from the settlement of income tax audits.
For the year ended December 31, 2010, NACCO and Other had a net loss of $20.4 million compared with a net loss of $9.0 million for the year ended December 31, 2009. Included in the 2010 net loss were $18.8 million, or $12.2 million after tax of $6.6 million, of Applica litigation expenses.

NACCO and Other - Outlook
On February 14, 2011, the parties to the Applica litigation entered into a settlement agreement. The settlement agreement provides for, among other things, the payment of $60 million, or $39.0 million after taxes of $21.0 million, to the Company and dismissal of the lawsuit with prejudice. The Company expects to incur additional litigation costs for the first two months of 2011 in the range of approximately $2.5 million to $3.0 million pre-tax for services rendered prior to entering into the settlement agreement. The payment was received in February 2011. As a result of the settlement, no further litigation costs in relation to this matter will be incurred.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, March 3, 2011 at 2:00 p.m. eastern time. The call may be accessed by dialing (888) 679-8035 (Toll Free) or (617) 213-4848 (International), Pass code: 57439125, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 10, 2011. The online archive of the broadcast will be available on the NACCO Industries website.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 449-9669, or from NACCO Industries, Inc.'s website at www.nacco.com.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of NMHG's dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) delays in manufacturing and delivery schedules, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, NMHG's competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.

Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the uncertain economy, high unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products and (6) increased competition.
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) changes in mining permit requirements that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect coal or limerock deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim current North American Coal mining areas or NACCO's closed mining operations, (8) costs to pursue and develop new mining opportunities and (9) the outcome of legal challenges to the regulatory approvals necessary to construct the Liberty Mine and the Ratcliffe Plant in Mississippi.

About NACCO
     NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, Inc. is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
	(In millions, except per share data)
Revenues	$866.2	$687.6	$2,687.5	$2,310.6
Cost of sales	698.9	552.3	2,161.3	1,902.5
Gross profit	167.3	135.3	526.2	408.1
Earnings of unconsolidated mines	12.1	7.8	43.4	38.6
Operating expenses	122.7	105.7	429.3	387.6

Operating profit	56.7	37.4	140.3	59.1
Other income (expense)
Interest expense	(6.7)	(7.9)	(27.4)	(32.2)
Unsuccessful merger costs	(5.8)	(0.2)	(18.8)	(1.1)
Other	1.3	0.7	2.7	3.1
	(11.2)	(7.4)	(43.5)	(30.2)
Income before income taxes	45.5	30.0	96.8	28.9
Income tax provision	7.0	9.2	17.4	20.5
Net (income) loss attributable to noncontrolling interest	(0.1)	(0.2)	0.1	0.1

Amounts attributable to stockholders:
Income from continuing operations, net-of-tax	$38.4	$20.6	$79.5	$8.5
Discontinued operations, net-of-tax	—	21.9	—	22.6
Net income attributable to stockholders	$38.4	$42.5	$79.5	$31.1

Basic earnings per share attributable to stockholders:
Continuing operations	$4.61	$2.48	$9.55	$1.03
Discontinued operations	—	2.64	—	2.72
Basic earnings per share	$4.61	$5.12	$9.55	$3.75

Diluted earnings per share attributable to stockholders:
Continuing operations	$4.59	$2.48	$9.53	$1.03
Discontinued operations	—	2.64	—	2.72
Diluted earnings per share	$4.59	$5.12	$9.53	$3.75

Cash dividends per share	$0.5225	$0.5175	$2.0850	$2.0675

Basic weighted average shares outstanding	8.333	8.293	8.328	8.290
Diluted weighted average shares outstanding	8.362	8.305	8.344	8.296

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
	(In millions)
Revenues
NMHG	$570.1	$395.7	$1,801.9	$1,475.2
Hamilton Beach	176.5	176.7	515.7	497.0
Kitchen Collection	88.4	85.3	219.6	213.9
North American Coal	34.5	32.5	156.8	129.5
NACCO and Other	—	—	—	—
Eliminations	(3.3)	(2.6)	(6.5)	(5.0)
Total	$866.2	$687.6	$2,687.5	$2,310.6
Operating profit (loss)
NMHG	$17.8	$3.5	$46.1	$(31.2)
Hamilton Beach	19.8	22.7	45.9	50.4
Kitchen Collection	11.6	13.0	5.9	6.7
North American Coal	11.6	3.7	53.3	42.6
NACCO and Other	(4.0)	(5.4)	(10.8)	(9.4)
Eliminations	(0.1)	(0.1)	(0.1)	—
Total	$56.7	$37.4	$140.3	$59.1
Income (loss) from continuing operations before income taxes
NMHG	$15.9	$(0.2)	$34.1	$(46.8)
Hamilton Beach	17.9	20.4	38.4	41.5
Kitchen Collection	11.6	12.8	5.5	6.2
North American Coal	10.8	2.8	50.4	39.4
NACCO and Other	(10.6)	(5.7)	(31.5)	(11.4)
Eliminations	(0.1)	(0.1)	(0.1)	—
Total	$45.5	$30.0	$96.8	$28.9
Income (loss) from continuing operations attributable to stockholders
NMHG	$13.3	$0.9	$32.4	$(43.1)
Hamilton Beach	11.6	13.1	24.4	26.1
Kitchen Collection	7.2	8.1	3.5	3.9
North American Coal	9.2	2.0	39.6	30.6
NACCO and Other	(6.0)	(4.6)	(20.4)	(9.0)
Eliminations	3.1	1.1	—	—
Total	$38.4	$20.6	$79.5	$8.5

Discontinued operations, net-of-tax	$—	$21.9	$—	$22.6

Net income (loss) attributable to stockholders
NMHG	$13.3	$0.9	$32.4	$(43.1)
Hamilton Beach	11.6	13.1	24.4	26.1
Kitchen Collection	7.2	8.1	3.5	3.9
North American Coal	9.2	23.9	39.6	53.2
NACCO and Other	(6.0)	(4.6)	(20.4)	(9.0)
Eliminations	3.1	1.1	—	—
Total	$38.4	$42.5	$79.5	$31.1